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                                                                    Exhibit 99.1

COVALENT GROUP, INC. TO CONDUCT $13.6 MILLION CLINICAL DEVELOPMENT STUDY

     WAYNE, Pa., Nov. 9 -- Covalent Group, Inc. (Nasdaq: CVGR) today announced receiving the award of a $13.6 million contract from a leading pharmaceutical firm to conduct a major, multi-year, clinical development study. The contract also provides for Covalent to administer and manage an additional $25 million in investigator grants, clinical development fees, and other related expenses.

     Bruce LaMont, President and Chief Executive Officer commented, "We are extremely pleased to have been selected by a world class organization to manage a study which is of great importance to the success of our client's drug in the marketplace." Mr. LaMont added, "This new study of a flagship product in a major therapeutic area interfaces with our core competency in advanced clinical research, and continues to demonstrate our company's experience and expertise in providing innovative solutions to meet clients' needs."

     Covalent provides drug development and health management solutions to pharmaceutical and device manufacturers, as well as managed care organizations. To aid its pharmaceutical and managed care customers, Covalent has developed a disease assessment system using interactive voice recognition technology -- Virtual Housecall.

     This press release contains forward-looking statements. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in forward-looking statements is contained in Covalent's SEC filings, including periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent's investor relations department.

     Contact Covalent Group on-line: http://www.cracorp.com/